SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                            (Amendment No. ________)*


                              Q-SEVEN SYSTEMS, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)


                                    74727Y102
                                 (CUSIP Number)


                                OCTOBER 29, 1999
             (Date of Event Which Requires Filing of This Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)
          [ ]  Rule 13d-1(c)
          [X]  Rule 13d-1(d)

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     * The  remainder  of this cover  page  shall be filled out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. 74727Y102
-------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
               Philipp Kriependorf

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
     3    SEC USE ONLY

     4    CITIZENSHIP OR PLACE OF ORGANIZATION
               German

      NUMBER OF        5    SOLE VOTING POWER
        SHARES              2,633,334
     BENEFICIALLY      6    SHARED VOTING POWER
       OWNED BY             0
         EACH          7    SOLE DISPOSITIVE POWER
      REPORTING             0
        PERSON         8    SHARED DISPOSITIVE POWER
         WITH               0

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,633,334

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                     [ ]

    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               21.066672%

    12    TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

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

ITEM 1.
          (a)  NAME OF ISSUER:  Q-Seven Systems, Inc. (the "Issuer").

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               Mittelstrasse 11-13, D-40789 Monheim, Germany.

ITEM 2.
          (a)  NAME OF PERSON FILING:  Philipp Kriependorf.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               Mittelstrasse 11-13, D-40789 Monheim, Germany.

          (c)  CITIZENSHIP:  Mr. Kriependorf is a citizen of Germany.

          (d)  CUSIP NUMBER:  74727Y102.

ITEM 3.   Not Applicable.

ITEM 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:  2,633,334.

          (b)  PERCENT OF CLASS:  21.066672%.

          (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
               (i)   Sole power to vote or to direct the
                     vote: 2,633,334.
               (ii)  Shared power to vote or to direct the
                     vote: -0-.
               (iii) Sole power to dispose or to direct the
                     disposition of: 2,663,334.
               (iv) Shared power to dispose or to direct the disposition: -0-.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF A GROUP:  Not Applicable.

ITEM 10.  CERTIFICATION:  Not Applicable.

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

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 9, 2000
                                                 ----------------------
                                                        (Date)

                                                 /s/ Philipp Kriependorf
                                                 -----------------------
                                                 Philipp Kriependorf

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